UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12B-25

                                                  SEC FILE NUMBER:     000-30567
                                                     CUSIP NUMBER:

                           NOTIFICATION OF LATE FILING

                                   (Check One)

                   Form 10-K       |_|  Form 20-F      |_|    Form 11-K
|X|   Form 10-Q     |_|  Form 10-D      |_|   Form N-SAR      |_|   Form N-CSR

         For Period Ended:          June 30, 2008
                                    -------------

         |_| Transition Report on Form 10-K
         |_| Transition Report on Form 20-F
         |_| Transition Report on Form 11-K
         |_| Transition Report on Form 10-Q
         |_| Transition Report on Form N-SAR

         For the Transition Period Ended: N/A
                                          ---

NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.

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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: N/A

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PART I - REGISTRANT INFORMATION

GREM USA
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Full Name of Registrant

N/A
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Former Name if Applicable

315 E. Wallace Street
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Address of Principal Executive Office (STREET & NUMBER)

Fort Wayne, Indiana 46803
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City, State and Zip Code


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PART II - RULES 12B-25(B) AND (C)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

         (a) The reason described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

|X| (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR or Form N-CSR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report or transition report on Form 10-Q or subject distribution report on Form 10-D, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

         (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

           The Registrant is unable to file its quarterly report on Form 10-QSB within the prescribed time period because the Registrant has encountered some difficulty in finalizing the necessary disclosures for its financial statements and certain financing transactions for the relevant quarter.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification:

         Edward Miers                   (260)                   456-2354
         (Name)                       (Area Code)           (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? |X|Yes |_|No

         If answer is no, identify report(s).
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


(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earning statements to be included in the subject report or portion thereof? |_|Yes |X|No

         If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if applicable, state the reasons why a reasonable estimate of the result cannot be made.




                                    GREM USA
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date: August 14, 2008                                By: /s/ Edward Miers
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                                                         Edward Miers,
                                                         Chief Executive Officer